Exhibit 99.1
FOR IMMEDIATE RELEASE
MICROFIELD GROUP REPORTS 2006 RESULTS
Portland, OR — February 20, 2007 — Microfield Group, Inc. (OTC Bulletin Board: MICG) announced financial results today for the twelve months ended December 30, 2006. The Company produced revenue of $76,141,000 for the year 2006 compared to revenue of $57,935,000 for the twelve months ended December 31, 2005. This increase of $18,206,000 is the result of a full 12 months of revenue in 2006 from the acquisitions of EnergyConnect (ECI) and Christenson Electric (CEI). CEI was acquired on July 20, 2005, and ECI was acquired on October 13, 2005.
On a GAAP basis, the Company had net income of $833,000 or $0.01 per share for the twelve months ended December 30, 2006, compared to a net loss of $77,640,000 or $3.13 per share for the twelve months ended December 31, 2005.
On a pro forma basis for the twelve months ended December 30, 2006, the Company had a non-GAAP operating loss of $4,189,000 and a non-GAAP net loss of $5,219,000 or $0.08 per share. This non-GAAP operating loss excludes $1,442,000 of stock-based compensation expense included in the GAAP operating loss. This non-GAAP net loss excludes $8,319,000 of gain from warrant liability re-measurement and also excludes $825,000 of interest from late registration included in GAAP net income. Each of these three items is a non-cash income or expense.
GAAP basis sales, general and administrative costs for the twelve months ended December 30, 2006 were $14,912,000, compared to $8,988,000 in the twelve months ended December 31, 2005. This increase in overhead expense of $5,924,000 represents an increase of 65.9% in year over year expenses, and is due to a full twelve months of expenses in 2006 from the acquisitions of EnergyConnect (ECI) and Christenson Electric (CEI). CEI was acquired on July 20, 2005, and ECI was acquired on October 13, 2005. Also contributing to the increase were costs incurred in 2006 for stock-based compensation, and $362,000 in compliance with the new Sarbanes-Oxley legislation. There were none of either of these costs in 2005.
Commenting on the 2006 results, Rod Boucher, Chief Executive Officer, said, “We achieved significant progress at Microfield this year as we integrated the Wind business and EnergyConnect into the company. Wind contributed a substantial portion of our revenue growth. Additionally, we grew ECI revenue by three times, and sales activity in 2006 increased our participant base tenfold. While integrating the wind business proved difficult this year,” continued Boucher, “we have implemented management changes and bolstered internal controls and procedures to correct this problem.”

About Microfield Group, Inc.
Microfield Group combines selling wholesale services to regional power grids with traditional electrical contracting and design and integration of infrastructure for wind, solar and other distributed power systems. This combination provides the platform to be a contributor to the growing alternative energy industry and to provide business processes and software capabilities that link the adjustment of consumer energy consumption to the wholesale electric market. Microfield utilizes consumers of electricity to generate revenue from the regional grids and serves this market through proprietary software and models that enable consumers to adjust use, provide prices to determine beneficial actions, and automate all aspects of the process. Microfield is headquartered in Portland, Oregon, and its common stock is traded on the OTC Bulletin Board under the symbol “MICG.” Additional information about Microfield is available at www.microfield.com.
Forward Looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third-party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
GAAP and Non-GAAP Financial Information
Non-GAAP operating loss, non-GAAP net loss and non-GAAP earnings per share are computed net of certain material items, as follows: (1) gain on remeasurement of the value of the warrants issued as a result of a private placements in October 2005 and June 2006, (2) expense charged for non-cash stock-based compensation, (3) non-cash charges for stock issued upon late registration, and (4) write-off of goodwill impairment in 2005, resulting from the acquisition of EnergyConnect, Inc. On October 13, 2005, the Company acquired EnergyConnect, Inc. for $107 million of the Company’s common stock, and options and warrants to purchase the Company’s common stock. Further details regarding this transaction can be found in the Form 8-K filed with the SEC on October 17, 2005. The non-GAAP financial measures are provided to enhance the overall understanding of our current financial performance and prospects for the future. Specifically, we believe the non-GAAP financial measures provided are useful information to both management and investors by excluding certain items that may not be indicative of our core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
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For further information, please contact:

Investor Relations Contacts:	Randy Reed, CFO 503 419-3580 Cary Halsted, Investor Relations 408 832-8063

MICROFIELD GROUP, INC.
CONSOLIDATED BALANCE SHEET
($000’S)

	December 30,	December 31,
	2006	2005
	(Unaudited)

Cash	$2,545	$729
Accounts receivable	9,105	8,537
Other current assets	3,301	3,388

Total current assets	14,951	12,654

Goodwill and intangibles	41,187	41,972
Other long term assets	679	615

Total assets	$56,817	$55,241

Accounts payable	$4,831	$8,084
Bank line of credit	3,830	5,957
Other current liabilities	3,097	4,311

Total current liabilities	11,758	18,352

Long term liabilities	1,261	8,985

Total liabilities	13,019	27,337

Shareholders’ equity	43,798	27,904

Total liabilities and shareholders’ equity	$56,817	$55,241

MICROFIELD GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
($000’s, except share data)
(Unaudited)

	Three months ended		Twelve months ended
	Dec. 30	Dec. 31	Dec. 30	Dec. 31
	2006	2005	2006	2005

Revenue	$15,347	$19,959	$76,141	$57,935
Cost of goods sold	12,890	16,663	66,860	47,702

Gross profit	2,457	3,296	9,281	10,233

Sales, general and administrative	3,620	3,520	13,470	8,988
Stock-based compensation	195	—	1,442	—
Goodwill impairment	—	77,191	—	77,191

Loss from operations	(1,358)	(77,415)	(5,631)	(75,946)

Other income (expense)	(293)	(858)	6,464	(2,007)

Net income (loss)	$(1,651)	$(78,273)	$833	$(77,953)

Net income (loss) per share:
Basic	$(0.02)	$(1.55)	$0.01	$(2.88)

Diluted	$(0.02)	$(1.55)	$0.01	$(2.88)

Shares used in per share calculations:
Basic	77,090,898	50,453,283	68,347,814	27,048,127

Diluted	77,090,898	50,453,283	70,699,453	27,048,127